SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2009

EVANS & SUTHERLAND COMPUTER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Utah	0-8771	87-0278175
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Komas Drive, Salt Lake City, Utah		84108
(Address of Principal Executive Offices)		(Zip Code)

(Registrant’s telephone number, including area code) (801) 588-1000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 425 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.                                       Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On March 12, 2009, Evans & Sutherland Computer Corporation (“E&S”) received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that E&S does not comply with Marketplace Rule 4310(c)(3), which requires E&S to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. The letter also indicated that the Nasdaq Staff is reviewing E&S’s eligibility for continued listing on The Nasdaq Capital Market and requests that E&S provide on or before March 27, 2009, E&S’s specific plan to achieve and sustain compliance with all The Nasdaq Capital Market listing requirements, including the time frame for completion of the plan. The Nasdaq letter further states that if, after the conclusion of its review process, the Nasdaq Staff determines that E&S’s plan does not adequately address the issues noted, it will provide written notification that E&S’ securities will be delisted. At that time, E&S may appeal the Nasdaq Staff’s decision to a Nasdaq Listing Qualifications Panel.

E&S is currently evaluating its alternatives to resolve the listing deficiency. If E&S is unable to resolve the listing deficiency, it may apply for quotation of its common stock on an over-the-counter (“OTC”) market such as the Financial Industry Regulatory Authority’s over-the-counter bulletin board (the “OTCBB”) and/or the Pink Sheets Inc.’s Pink Quote System (the “Pink Sheets”).  In such a case, if E&S is able to fulfill the requirements of one or more OTC markets, it expects that there would not be any gap in trading from Nasdaq to the applicable OTC markets.  However, there can be no assurance that any such efforts will be successful.  The Nasdaq letter has no effect on the listing of E&S’s common stock at this time.

On March 18, 2009, E&S issued a press release regarding the Nasdaq letter, a copy of which is filed as an exhibit to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein.

Item 9.01.                                       Financial Statements and Exhibits

(d)          Exhibits

99.1                           Press Release, dated March 18, 2009, issued by Evans & Sutherland Computer Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 18, 2009	EVANS & SUTHERLAND COMPUTER CORPORATION

	By:	/s/ Paul Dailey
Name: Paul Dailey
Its: Chief Financial Officer and Corporate Secretary